Exhibit 99

MISSOURI PUBLIC SERVICE COMMISSION ISSUES ORDER APPROVING GREAT PLAINS ENERGY AND AQUILA TRANSACTION

MID-JULY CLOSING DATE TENTATIVELY SET

Kansas City, Mo. (July 1, 2008) — Great Plains Energy Incorporated (NYSE: GXP) and Aquila, Inc. (NYSE: ILA), both of Kansas City, Missouri, announced today that the Missouri Public Service Commission (MPSC) approved by a vote of 2 to1, with modifications and conditions, the joint application of Great Plains Energy, Kansas City Power & Light (KCP&L) and Aquila related to the proposed acquisition of Aquila by Great Plains Energy.

With the issuance of this order, the parties have scheduled a tentative closing date of July 14, 2008, subject to the satisfaction or waiver of the conditions to closing set forth in the merger agreement (including confirmation by the respective Boards of Directors that, with the closing of the proposed sale of Aquila’s natural gas utilities in Colorado, Kansas, Nebraska and Iowa and Colorado electric utility properties to Black Hills Corporation (NYSE:BKH) and the delivery of the required closing certificates, all conditions to closing will have been satisfied).

When issued, the order, including any required conditions, will be publicly available on the Commission's website at:
https://www.efis.psc.mo.gov/mpsc/Docket.asp?caseno=EM-2007-0374

At closing, Great Plains Energy, the parent of KCP&L, will acquire all the outstanding shares of Aquila and its Missouri-based electric utility assets for $1.80 in cash plus 0.0856 of a share of Great Plains Energy common stock for each share of Aquila common stock. In addition, Great Plains Energy will assume Aquila’s net debt remaining after closing.

Immediately prior to Great Plains Energy’s acquisition of Aquila, Black Hills Corporation, will acquire from Aquila its electric utility in Colorado and natural gas utility properties along with the associated liabilities.

Upon consummation of the transactions, Aquila shareholders will own approximately 27 percent of Great Plains Energy common stock, which currently pays an annual dividend of $1.66 per share.

ABOUT GREAT PLAINS ENERGY
Great Plains Energy, headquartered in Kansas City, Mo., is the holding company for Kansas City Power & Light, a leading regulated provider of electricity in the Midwest.  The company's Web site is www.greatplainsenergy.com.

ABOUT AQUILA
Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving approximately 900,000 customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information on Aquila is available at www.aquila.com.

FORWARD-LOOKING STATEMENTS

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements regarding projected delivered volumes and margins, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses and the effects of competition; workforce risks including retirement compensation and benefits costs; performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities; the ability to successfully complete merger, acquisition or divestiture plans (including the acquisition of Aquila, Aquila’s sale of assets to Black Hills Corporation and the conditions imposed by regulatory approvals required for the transactions); and other risks and uncertainties.  Other risk factors are detailed from time to time in Great Plains Energy’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.  This list of factors is not all-inclusive because it is not possible to predict all factors.

Great Plains Energy Contacts:
Investors: Ellen Fairchild, director of investor relations, 816-556-2083,
ellen.fairchild@kcpl.com

Media: Matt Tidwell, director of corporate communications, 816-556-2069,
matt.tidwell@kcpl.com

Aquila Contacts:
Investors: Jason Ketchum, senior investor relations analyst, 816-467-3274,
jason.ketchum@aquila.com

Media: Al Butkus, vice president media relations, 816-467-3616,
al.butkus@aquila.com